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                              COUNTY DISPOSAL, INC.
                  C/O CHARTERHOUSE ENVIRONMENTAL CAPITAL GROUP
                         535 MADISON AVENUE - 28TH FLOOR
                               NEW YORK, NY  10022


June 2, 1995


Ms. Ann L. Straw
547 N. Linden
Oak Park, Illinois  60302

Dear Ann:

          In consideration of your agreement to leave your previous employment and make available to County Disposal, Inc. ("CDI") your executive services on a full-time basis, CDI enters into this Agreement concerning your employment as Vice President and General Counsel (collectively, an "Officer") of CDI.

          You agree to spend all of your normal working hours on the business of CDI.

COMPENSATION

          As set forth in the paragraph captioned "Term" below, the initial term of this Agreement shall be three years. For the consideration recited above, CDI shall pay you as compensation over the initial term an aggregate of $405,000 payable in equal periodic installments at least twice monthly. Upon a termination of this Agreement during the initial term, other than (i) pursuant to the paragraph captioned "Termination" below, or (ii) by you, CDI will be obligated to continue making periodic installment payments of the unpaid balance of your compensation. Notwithstanding the foregoing, you shall have the obligation to "mitigate" and CDI's obligation to pay the unpaid balance shall be reduced by such mitigation.

STOCK OPTIONS

          You will receive options to purchase .33% of the common stock of CDI (based on the equity capitalization necessary to fund CDI's acquisition of the Envirite Facilities) on the same terms as those contained in the options being granted to the President of CDI contemporaneously herewith. You will also receive options (in the form annexed hereto as Exhibit A) to purchase 39,016 shares of common stock of American Disposal Services, Inc. ("ADS") at a price of $.71 per share (which represents the right to purchase .165% of the Common Stock of ADS). You shall have rights comparable to those of the Presidents of CDI and ADS in the event of a public offering or
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Ann L. Straw, Esq.
June 2, 1995
Page 2


private sale of CDI's and ADS' stock or a sale of all of or substantially all of the assets of either CDI or ADS.

INSURANCE AND OTHER BENEFITS

          You and your family will be entitled to participate in CDI's insurance programs. You shall receive all other benefits generally available to CDI's executives, including without limitation the opportunity to participate in any group health, life and disability insurance plans, in any profit sharing, 401(k), retirement income, pension and bonus and other compensation plans and in the annual vacation program.

TERM

          The initial term of this Agreement shall be a period beginning on June 19, 1995, and ending on the third anniversary thereof. Subject to the termination provisions set forth below, your employment shall thereafter continue for successive one year terms governed by the provisions hereof. After the initial term, this Agreement may be terminated by either you or CDI at any time upon one month's written notice. Before and during the initial term, you may terminate this Agreement after one month's written notice.

TERMINATION

          Notwithstanding anything herein to the contrary, CDI may terminate this Agreement at any time upon your death or for "Cause" after one month's written notice setting forth any alleged "Cause". "Cause" shall be defined as your willful material breach of your obligations of this Agreement, determination of which shall be made by a mutually agreeable arbitrator.

MALPRACTICE INSURANCE

          During the term of your employment, CDI will obtain and maintain in force malpractice insurance covering you and all other lawyers employed in CDI's law department in an amount and of a type to be mutually agreed to.

INDEMNIFICATION

          CDI's Certificate of Incorporation provides for the indemnification of CDI's officers to the fullest extent permitted by Delaware law. To the fullest extent permitted by law, CDI hereby indemnifies you and agrees to defend you against, and release you and hold you harmless from all liabilities, losses,

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Ann L. Straw, Esq.
June 2, 1995
Page 3


claims, damages and expenses (the "Indemnified Liabilities") which arise out of or in any way relate to your being or having been an Officer or employee of CDI or ADS, including Indemnified Liabilities incurred in connection with the defense or disposition of any action, suit or other proceeding with which you may be involved or be threatened. These indemnification provisions shall survive the termination of this Agreement. Indemnified Liabilities include without limitation all Indemnified Liabilities in connection with the document entitled "Agreement" dated January 6, 1986 between you and Waste Management, Inc. CDI shall not assert such document as a defense to any of its obligations hereunder. Indemnified Liabilities, however, shall not include any liabilities caused by your own gross negligence or willful misconduct, as defined by Delaware law.

MISCELLANEOUS

          In the event of a bankruptcy filing with respect to CDI or commencement of any insolvency proceeding with respect to CDI, CDI shall pay you in a lump sum within 30 days the full amount of compensation hereunder for the remaining term hereof.

          CDI represents and warrants that it is a corporation duly organized under the laws of Delaware and has all requisite corporate power and authority to enter into this Agreement.

          The terms set forth in this Agreement will supersede all prior written or oral discussions and communications between you, CDI and ADS, as to the matters treated herein. This Agreement may be modified only by a written instrument executed by CDI and yourself.

          The terms of this Agreement shall be binding upon the successors and assigns of CDI, including a purchaser of all, or substantially all, of the assets of CDI. The laws of Illinois shall govern this Agreement. Should any final determination of a court of competent jurisdiction affect any provision hereof, the

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Ann L. Straw, Esq.
June 2, 1995
Page 4


provision or provisions so affected shall be automatically conformed to such determination and otherwise this Agreement shall continue in full force and effect.

          Best regards.


                                   COUNTY DISPOSAL, INC.


                                   By: /s/ David C. Stoller
                                       ------------------------------------


AGREED:


/s/ Ann L. Straw
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     ANN L. STRAW